Exhibit 3.1

Articles of Incorporation

Chapter 1 General rule

(Trade Name)

Article 1	The name of the Company shall be Libera Gaming Operations, Inc..

(Purpose)

Article 2	The purpose of the Company shall be to engage in the following businesses:

1.	Management of amusement facilities (pachinko) and contracted operation of such facilities

2.	Real estate sales, brokerage, mediation, leasing and management

3.	Restaurant and coffee shop operations

4.	Sale of daily necessities and groceries

5.	Sales of alcoholic beverages and soft drinks

6.	Any and all business incidental to the preceding items

(Location of Head Office)

Article 3	The head office of the Company shall be located in Shinjuku-ku, Tokyo.

(Organizational Structure)

Article 4	In addition to the General Meeting of Shareholders and Directors, the Company shall establish the following organizations:

(1)	Board of Directors

(2)	Corporate Auditor

(3)	Board of Corporate Auditors

(Method of Public Notice)

Article 5	Public notices of the Company shall be made by means of electronic public notices. However, in the event of an accident or other unavoidable circumstances that preclude electronic public notice, public notices shall be made by means of publication in the Kitanippon Shimbun published in Toyama City.

Chapter 2 Share

(Total Number of Authorized Shares)

Article 6	The total number of shares authorized to be issued by the Company shall be 50 million shares.

(Non-issuance of Share Certificates)

Article 7	The Company shall not issue share certificates for its shares.

(Record Date)

Article 8	The Company shall deem the shareholders holding voting rights whose names appear or are recorded in the final register of shareholders as of the last day of each fiscal year (the “Record Date Shareholder”) to be the shareholders entitled to exercise their rights at the ordinary general meeting of shareholders relating to such fiscal year.

2.	In addition to the preceding paragraph, an extraordinary record date may be set by a resolution of the Board of Directors when necessary. In this case, however, public notice of such date shall be given at least two (2) weeks in advance.

(Shareholder Registry Administrator)

Article 9	The Company shall appoint a shareholder register administrator.

2.	The shareholder registers administrator and its handling office shall be determined by a resolution of the Board of Directors.

3.	The preparation and keeping of the register of shareholders and the register of stock acquisition rights of the Company and other administrative affairs relating to the register of shareholders and the register of stock acquisition rights shall be entrusted to shareholder registry administrator, and such administrative affairs shall not be handled by the Company unless it is deemed necessary by the Company.

(Share Handling Regulations)

Article 10	The handling of shares and stock acquisition rights of the Company and the fees thereof and the method of exercise of rights by shareholders shall be governed by the Share Handling Regulations approved by the Board of Directors, other than laws and regulations of the Articles of Incorporation.

Chapter 3 General meeting of shareholders

(Convocation)

Article 11	An Ordinary General Meeting of Shareholders of the Company shall be convened within three (3) months after the end of each business year, and the Extraordinary General Meeting of Shareholders shall be convened whenever necessary.

2.	General meetings of shareholders shall be convened by the President upon resolution of the Board of Directors. In the absence or disability of the President, another Director shall convene the meeting in the order previously determined by the Board of Directors.

3.	In order to convene a general meeting of shareholders, a notice of convocation shall be issued to shareholders entitled to exercise their voting rights at least two (2) weeks prior to the date of the meeting.

(Omission of convocation procedures)

Article 12	A general meeting of shareholders may be held without following the convocation procedures if all shareholders entitled to exercise their voting rights at the meeting consent thereto, except in cases where the matters set forth in Article 298, Paragraph 1, Item 3 or Item 4 of the Companies Act are stipulated.

(Internet Disclosure and Deemed Provision of Reference Documents for the General Meeting of Shareholders, etc.)

Article 13	The Company may deem that it has provided information pertaining to matters to be stated or indicated in the reference documents for the general meeting of shareholders, business report, financial statements and consolidated financial statements to the shareholders by disclosing such information via the Internet in accordance with the applicable Ordinance of the Ministry of Justice.

(Chairperson)

Article 14	The President shall preside as chairman at general meetings of shareholders. In the absence or disability of the President, another Director shall take his/her place in the order previously determined by the Board of Directors.

(Method of Resolution)

Article 15	Except as otherwise provided by law or in this Article of incorporation, resolutions of the General Meeting of Shareholders shall be adopted by a majority of the voting rights of the shareholders present at the meeting where the shareholders holding one-third (1/3) or more of the voting rights of the shareholders who are entitled to exercise their voting rights are present.

2.	Resolutions of the General Meeting of Shareholders set forth in Article 309, Paragraph 2 of the Companies Act shall be adopted by at least a two-thirds majority of the votes of the shareholders present at the meeting where the shareholders holding at least one third of the voting rights of the shareholders entitled to exercise their voting rights are present.

(Proxy exercise of voting rights)

Article 16	A shareholder or his/her legal proxy may exercise his/her voting right by proxy of a shareholder or one (1) of his/her relatives who has voting rights of the Company. However, in such case, a document evidencing the proxy’s power of representation must be submitted at each General Meeting.

(Minutes of the General Meeting of Shareholders)

Article 17	With respect to the proceedings of the General Meeting of Shareholders, the minutes shall be prepared as provided for in the applicable Ordinance of the Ministry of Justice, stating or recording the substance of the proceedings and the results thereof, and the chairman and the directors who performed duties related to the preparation of the minutes shall sign, affix their names and seals thereto or electronically sign the minutes.

Chapter 4 Directors and Board of Directors

(Number of Directors)

Article 18	The Company shall have no more than ten (10) directors.

(Representative Director)

Article 19	Representative directors shall be selected by a resolution of the Board of Directors.

2.	The Representative Director shall be the President and shall execute the business affairs of the Company.

(Directors with special titles)

Article 20	In addition to the preceding Article, the Board of Directors may, by its resolution, select a Chairman of the Board, a Vice President, a Senior Managing Director, and a Managing Director, each of whom shall be a member of the Board of Directors.

(Business execution)

Article 21	The business of the Company shall be determined by resolution of the Board of Directors.

(Method of Election and Dismissal of Directors)

Article 22	The election and dismissal of directors of the Company shall be made at a general meeting of shareholders by a majority of the voting rights of the shareholders present at the meeting where the shareholders holding one-third (1/3) or more of the voting rights of shareholders who are entitled to exercise their voting rights are present.

2.	No cumulative voting shall be used for the election of directors.

(Terms of Office of Directors)

Article 23	Directors’ terms of office shall expire at the conclusion of the ordinary general meeting of shareholders relating to the last fiscal year ending within two (2) years after their election.

2.	The term of office of a director elected to fill the vacancy of a director who retires before the expiration of his/her term of office or by increasing the number of directors shall be the same as the remaining term of office of his/her predecessor or other directors in office.

(Remuneration, etc.)

Article 24	Remuneration, bonuses, and other property benefits received by Directors from the Company in consideration of the performance of their duties shall be determined by a resolution of the General Meeting of Shareholders.

(Convener and Chairperson of Board of Directors Meetings)

Article 25	Unless otherwise provided for in laws and regulations, meetings of the Board of Directors shall be called and chaired by the Representative Directors.

2.	In the event that the Representative Director is unable to perform their duties, one of the other Directors shall convene and chair the meeting in accordance with the order determined in advance by the Board of Directors.

(Notice of Calling of Board of Directors Meetings)

Article 26	A notice of convocation of a meeting of the Board of Directors shall be issued to each Director and each Auditor at least three (3) days prior to the date of the meeting. However, in case of emergency, this period may be shortened.

(Method of Resolution of Board of Directors Meetings)

Article 27	The resolution of the Board of Directors shall be adopted by a majority of the Directors present at the meeting where a majority of the Directors are present.

(Omission of Resolutions of Board of Directors Meetings)

Article 28	The Company shall deem that a resolution of the Board of Directors has been passed if all the Directors agree in writing or by electromagnetic record to the resolution of the Board of Directors. However, this provision shall not apply if a corporate auditor objects.

(Minutes of Board of Directors Meetings)

Article 29	The substance of the proceedings at the meeting of the Board of Directors, the results thereof and other matters prescribed by laws and regulations shall be stated or recorded in the minutes, and the Directors and each Auditor present shall affix their names and seals or affix their electronic signatures thereto.

(Board of Directors Regulations)

Article 30	Matters concerning the Board of Directors shall be governed by the Regulations of the Board of Directors established by the Board of Directors, in addition to the provisions of laws and regulations or the Article of Incorporation.

(Exemption from Liability of Directors)

Article 31	Pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, the Company may appoint a Director (including a person who was formerly a Director) as a Director who has neglected their duties. (Exemption from Liability for Damages)

2.	Pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, the Company shall appoint Directors (excluding those who are Executive Directors, etc.) Article 423, Paragraph 1 of the said Act. Provided, however, that the maximum amount of liability under such agreement shall be the minimum liability amount prescribed by laws and regulations.

Chapter 5 Corporate Auditors and Board of Corporate Auditors

(Number of Corporate Auditors)

Article 32	The Company shall have no more than five (5) Corporate Auditors.

(Appointment and dismissal of Corporate Auditor)

Article 33	The election of corporate auditors of the Company shall be made by a majority of the voting rights of the shareholders present at a general meeting of shareholders where the shareholders holding one-third (1/3) or more of the voting rights of shareholders entitled to exercise their voting rights are present.

2.	Dismissal of a corporate auditor shall be made by a two-thirds (2/3) or more majority vote of the shareholders present at a general meeting of shareholders where the shareholders holding one-third (1/3) or more of the voting rights of the shareholders entitled to exercise their voting rights are present.

(Term of Office of Corporate Auditors)

Article 34	The term of office of Corporate Auditors shall be until the conclusion of the ordinary general meeting of shareholders for the last business year ending within four years from the time of their election.

2.	The term of office of a corporate auditor elected to fill a vacancy left by a corporate auditor who retires before the expiration of his/her term shall be the same as the remaining term of office of his/her predecessor.

(Remuneration for Corporate Auditors)

Article 35	Remunerations for Corporate Auditors shall be determined by resolution of a general meeting of shareholders.

(Full-time Corporate Auditors)

Article 36	The Board of Corporate Auditors shall appoint full-time Corporate Auditors by its resolution.

(Notice of Convocation of Board of Corporate Auditors)

Article 37	Notice of convocation of Board of Corporate Auditors shall be issued to each Corporate Auditors no later than three (3) days prior to the date of the meeting. However, in case of emergency, this period may be shortened.

(Method of Resolution of Board of Corporate Auditors)

Article 38	Unless otherwise provided for in laws and regulations, the resolution of the Board of Corporate Auditors is made by a majority of the Corporate Auditors.

(Minutes of Board of Corporate Auditors)

Article 39	A summary of the proceedings of the Board of Corporate Auditors, the results thereof, and other matters prescribed by laws and regulations shall be stated or recorded in the minutes, and the Corporate Auditors present shall affix their names and seals or affix their electronic signatures thereto.

(Board of Corporate Auditors Regulations)

Article 40	Matters relating to the Board of Corporate Auditors shall be governed by laws and regulations, this Article of Incorporation, and the Regulations of the Board of Corporate Auditors established by the Board of Corporate Auditors.

(Exemption from Liability of Corporate Auditors)

Article 41	Pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, the Company may elect to have its Corporate Auditors (including persons who were Corporate Auditors) exemption from Liability for Damages.

2.	Pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, the Company may enter into an agreement with Corporate Auditors to limit their liability for damages under Article 423, Paragraph 1 of the same Act. Provided, however, that the maximum amount of liability under such agreement shall be the minimum liability amount prescribed by laws and regulations.

Chapter 6 Accounting

(Business Year)

Article 42	The business year of the Company shall be from November 1 of each year to October 31 of the following year.

(Dividends from Surplus and Period of Exclusion)

Article 43	The Company shall pay dividends of surplus to shareholders or registered share pledgees whose names appear or are recorded in the final shareholders’ register as of the last day of each fiscal year upon resolution of the general meeting of shareholders.

2.	The Company may, by resolution of the Board of Directors, pay dividends from surplus as provided in Article 454, Paragraph 5 of the Companies Act (hereinafter referred to as “interim dividends”) to the shareholders, etc. appearing or recorded in the final shareholders’ register as of April 30 of each year.

3.	If a dividend of surplus is not received after three (3) full years from the date on which it is offered for payment, the Company shall be discharged from its obligation to pay it. No interest shall accrue on unpaid final or interim dividends.

March 15, 2024, Revised